Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES APRIL CASH DISTRIBUTION

      DALLAS, Texas, April 19, 2005 — Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE — PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.073306 per unit, payable on May 13, 2005, to unit holders of record on April 29, 2005.

      This month’s distribution decreased from the previous month due primarily to a combination of lower oil and gas production in the Waddell Ranch properties, and increased capital costs. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

      Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 53,897 bbls and 222,633 mcf. The average price for oil was $43.05 per bbl and for gas was $5.94 per mcf. This would primarily reflect production for the month of February. Capital expenditures were approximately $1,023,000. The numbers provided reflect what was net to the Trust.

      For information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.

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Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free — 877.228.5085